                                                                   EXHIBIT 10.28

TALON
AUTOMOTIVE                                                  900 Wilshire Drive
GROUP LLC                                                   Suite 203
                                                            Troy, Michigan 48084
                                                            (810) 362-7600
                                                            FAX (810) 362-7617

                                October 25, 1996



Mr. Michael Veltri
President & CEO
Veltri International
900 Wilshire Plaza
Suite 150
Troy, MI. 49084

Dear Mike:



While we have discussed Talon Automotive Group's bonus program verbally several times, per your request, I am putting in writing the Talon Automotive Group's executive bonus program that you would be eligible to participate in:

     * Executives can earn up to 50% of their base pay by obtaining certain agreed upon performance levels. Over the last several years, performance metrics have primarily focused on pre-tax net income performance versus budget, however, prospectively, other measures may be utilized such as ROA, EVA, etc.

     * On an annual basis, each business unit prepares a business plan including a financial budget for the upcoming year. These budgets include income statements, balance sheets and cash flows. All business plans are approved by T.A.G.'s executive committee then ultimately by the owners in mid December.

     * Bonuses are earned as long as actual performance meets or exceeds 75% of the annual budget. Under 75% bonuses are not awarded. Over 75% bonuses are earned ratably through the range of 0% - 5O%.

     * The following indicates how bonuses are earned and provides and example:


           Performance Relative to
              Budgeted Earnings                     Bonus as Percentage of Base
      * 75% - 100% of budgeted earnings                     * 0 - 35%
      * 100% - 125%                                         * 35% - 50%



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Mr. Michael Veltri
Veltri International
October 25, 1996
Page 2





Example:

Assume:           Budgeted Pre-Tax Net Income - $4.0 million
                  Base Pay = $375,000 (Estimate)



                                 Percentage of       Percentage
      Actual Performance            Budget         Bonus of Base       Bonus
      ------------------            ------         -------------       -----
    Net income $5.0 million           125%               50%          $187,500
    Net income $4.0 million           100%               35%          $131,250
    Net income $3.5 million            88%              8.2%          $ 68,250
    Net income $2.8 million            70%                0                  0


     * Payment of the bonus is made after completion of the year-end audit by Ernst & Young, usually in mid-March after year-end.

     * Finally, any rights that you may have to any unpaid bonuses would be forfeited if you are not employed by the company on December 31 of any year, you terminate your employment with the company at any time, or if you are terminated by the company for cause, as defined in your employment agreement.

Hopefully, this clears up this issue. Please call if you have any questions.

                                                     Sincerely,
                                                     /s/ David J. Woodward
                                                     David J. Woodward
                                                     Vice President/CFO

DJW/apt